FOR IMMEDIATE RELEASE

Investor Relations Contact:
Eric Miller
Intersections Inc.
Tel: 703-488-6100
IR@intersections.com

Intersections Names Two New Directors to Its Board

November 3, 2014 – CHANTILLY, VA. – Intersections Inc. (NASDAQ: INTX), a leading provider of identity risk management, privacy protection and other subscription based services for consumers, today announced that Steve Bartlett, former President and CEO of the Financial Services Roundtable, Mayor of Dallas, Texas, and U.S. Congressman, and Bruce L. Lev, a Managing Director of Loeb Holding Corp., an investment firm based in New York City which is the company’s largest stockholder, have been appointed to its Board of Directors.  Mr. Bartlett and Mr. Lev will join the Board of Directors effective November 1, 2014.  Following the appointments, the Board of Directors will consist of nine directors.

“I am delighted to have Steve and Bruce join our board. Together, they bring a wealth of strategic and operational experience to our company,” said Michael Stanfield, Chairman and Chief Executive Officer.  “Steve’s more than thirty years of experience in financial services, business strategy, corporate governance, and public policy at the highest levels of the private and government sectors, and Bruce’s extensive experience in the technology industry, will be extremely valuable to our future growth strategy.”

Mr. Bartlett has been a consultant since 2012, providing strategic independent consulting services to several U.S. corporations, including Intersections. From 1999 to 2012, Mr. Bartlett served as President and Chief Executive Officer of the Financial Services Roundtable. Mr. Bartlett currently sits on the board of directors of Ares Capital Corporation (NASDAQ) as well as the non-profits of Operation Hope and International Relief and Development. In 2001, Mr. Bartlett served on the President's Commission on Excellence in Special Education. Mr. Bartlett previously served as the Mayor of Dallas, Texas from 1991 to 1995, a member of the United States Congress from 1983 to 1991, and a member of the Dallas City Council from 1977 to 1981. Mr. Bartlett also founded Meridian Products Corporation, a manufacturer of injection molded plastics in 1976. Mr. Bartlett previously served on the Board of Governors of the National YMCA, the board of directors of BIPAC, Easter Seals of Greater Washington, DC, Dallas Can!, Grace Presbyterian Village, and the Dallas Ft. Worth International Airport.

He has served on the board of directors for the following for-profit corporations: Centene Corporation (NYSE), IMCO Recycling, Inc. (NYSE), KB Home Corporation (NYSE), Sun Coast Industries (NYSE), Dallas Can! and Grace Presbyterian Village.

Mr. Bartlett graduated from the University of Texas at Austin in 1971, later serving as a guest lecturer at the Lyndon B. Johnson School of Public Affairs.

Mr. Lev is a Managing Director of Loeb Holding Corporation, a position he has held since 2003.  Prior to this, he served as Vice Chairman and Director of USCO Logistics, a service provider of supply chain management which was sold to Kuhne & Nagel in 2001. From 1995 through 2000, he was Executive Vice President of Corporate and Legal Affairs of Micro Warehouse Inc., a $2.5 billion direct marketer of brand name personal computers and accessories to commercial and consumer markets, where he served on Micro Warehouse’s four-person Executive Committee with global responsibility for legal and regulatory affairs, human resources, corporate communications, risk management and facilities. From 1995 through 2002 he was a member of the Board of Directors of the Roper Organization and served on the Board of the Direct Marketing Association. Prior to 1995, Mr. Lev engaged in the private practice of law.  Mr. Lev was Vice Chairman of AirDat, LLC, a privately held company sold to Panasonic Avionics Corporation which provides weather forecasting and business risk solutions for commercial and military users.  Until its sale to Kratos, Inc., Mr. Lev was on the Board of Directors of Integral Systems Inc. (NASDAQ), a leading global provider of satellite ground based command and control systems for commercial and military customers.  At Integral he served on the Audit Committee and was Chairman of the Compensation Committee.  Mr. Lev is on the Board of Directors of VirtualScopics, Inc. (NASDAQ) and is the Chairman of its Audit Committee, and also serves as Non-Executive Co-Chairman of Albertine Enterprises, a Washington DC based consulting firm.  Mr. Lev is a 1965 graduate of Wesleyan University and a 1968 graduate of the University of Virginia School of Law.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of the regulatory environment on our business, our ability to execute our business strategy and the timing of any new product launches.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.

About Intersections (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of identity risk management, privacy protection and other subscription based services for consumers. Our core services monitor personal information for our consumers, aggregate it into digestible, consumer-friendly reports and alerts, and provide personalized education and support to help our customers understand their information and take the actions they deem appropriate. Since its business was founded in 1996, Intersections has protected the identities of more than 36 million consumers. To learn more, visit http://www.intersections.com.